EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:

Media:	Jamie Schaff
(800) 715-9435
jschaff@freebairn.com

Investor Relations:	Greg Ton
(800) 813-9046
greg.ton@fatsinc.com

FIREARMS TRAINING SYSTEMS INC. REPORTS

FOURTH-QUARTER AND FULL-YEAR RESULTS

FOR FISCAL YEAR 2006

Suwanee, Ga. (June 28, 2006) – Firearms Training Systems Inc. today reported its fourth-quarter and full-year results for fiscal year 2006.

Revenue for the year, which began on April 1, 2005, and ended on March 31, 2006, was $78.6 million versus $88.4 million in fiscal year 2005. Net income attributed to common stockholders increased to $3.2 million – or $0.04 per diluted share – compared to $2.6 million – or $0.03 per diluted share – in 2005.

The decline in revenues for the year is primarily the result of timing in the receipt of new orders and the near conclusion of a large, long-term percentage-of-completion contract in fiscal year 2005. The improvement in net income was driven by lower interest expenses and the elimination of mandatory preferred stock dividends associated with the company’s prior series B preferred stock.

As a percentage of revenue, gross margin also improved by 1.2 percentage points from last year. This improvement is due to continued cost reductions and improvements in manufacturing processes. Operating expenses were higher as a result of continued investment in research and development to support the introduction of new products and increased business development costs to address long-term opportunities on the Asian subcontinent.

Fourth-quarter revenue was $22.7 million versus $28.0 million last year. Net income attributable to common stockholders was $0.03 per diluted share, which was unchanged from last year. Lower revenues for the quarter were offset by improvements in gross margin and lower operating expenses.

“We are pleased with our operational performance during a period of lower-than-expected revenues,” said Ronavan R. Mohling, chairman and chief executive officer. “The improvements in our cost and debt structure continued during the year and enabled us to report higher net income.

“As can be seen from our financial results, we continued to invest heavily in R&D and business development. These initiatives will continue into fiscal year 2007, and we are confident these investments will provide the necessary tools for future growth. Backlog at the end of the fourth quarter was $62.8 million – a $4.4 million improvement compared to last year’s $58.4 million – and provides a good foundation to resume our growth momentum.”

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About FATS Inc.

FATS Inc., a subsidiary of Firearms Training Systems Inc. (OTC: FATS), is a leading technology company providing fully-integrated, simulated training to professional military and law enforcement personnel. Utilizing quality-engineered weapon simulators, FATS’ state-of-the-art virtual training solutions offer judgmental, tactical and combined arms experiences. The company serves domestic and international customers from its headquarters in Suwanee, Ga., and has branch offices in Australia, Canada, the Netherlands and United Kingdom. The ISO-certified company was incorporated in 1984. For more information, visit www.fatsinc.com.

Except for financial information contained in this press release, the matters discussed may consist of forward-looking statements under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking statements, including statements regarding future events or the future financial performance of the company, is necessarily subject to a number of risks and other factors which could cause the actual results to differ materially from those contained in the forward-looking statements. Among such factors including those discussed above are: general business and economic conditions; the company’s success in competing for new contract awards; customer acceptance of and demand for the company’s new products; receipt and delivery of a sufficient level of orders from new and existing customers as well as satisfactory completion of delivery of a sufficient portion of backlog; the company’s overall ability to design, test and introduce new products on a timely basis; the cyclical nature of the markets addressed by the company’s products; and the risk factors listed from time to time in documents on file with the SEC. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “anticipates” or similar expressions as they relate to the company or its management are intended to identify forward-looking statements. The company, from time to time, becomes aware of rumors concerning the company or its business. As a matter of policy, the company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the company. The company complies with federal and state law applicable to disclosure of information concerning the company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

Firearms Training Systems Inc. and Subsidiaries

Consolidated Statements of Income

	UNAUDITED

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2005	2006	2005	2006
	(in thousands, except for per share amounts)
Revenue	$28,005	$22,699	$88,366	$78,570
Cost of revenue	17,730	12,953	57,440	50,105

Gross margin	10,275	9,746	30,926	28,465

Operating expense
Selling, general and administrative	4,021	4,171	14,714	15,154
Research and development	1,293	970	3,983	4,500

Total operating expenses	5,314	5,141	18,697	19,654

Operating income	4,961	4,605	12,229	8,811

Other income (expense), net
Interest expense on debt	(970)	(1,006)	(4,915)	(3,806)
Dividends on mandatorily redeemable preferred stock	—	—	(1,543)	—
Other, net	(64)	53	(738)	60

Total other income (expense)	(1,034)	(953)	(7,196)	(3,746)

Income before provision for income taxes	3,927	3,652	5,033	5,065
Provision for income taxes	1,529	1,449	2,434	1,867

Net income attributable to common stockholders	$2,398	$2,203	$2,599	$3,198

Earnings per share
Basic income per share	$0.03	$0.03	$0.04	$0.04

Diluted income per share	$0.03	$0.03	$0.03	$0.04

Weighted average common shares outstanding — basic	70,419	76,012	70,419	75,972
Weighted average common shares outstanding — diluted	74,492	79,736	74,492	80,076

Firearms Training Systems Inc. and Subsidiaries

Consolidated Balance Sheets

	March 31,
	2005	2006
	(in thousands, except shares authorized, issued, and outstanding and per share value)
Assets
Current assets:
Cash and cash equivalents	$6,456	$4,479
Restricted cash	3,209	2,838
Accounts receivable, net of allowance of $350	14,707	16,948
Cost and estimated earnings in excess of billings on incomplete contracts	9,937	9,518
Unbilled receivables	543	442
Inventories	12,565	13,786
Income taxes receivable	98	7
Deferred income taxes	412	126
Prepaid expenses and other current assets	1,813	1,763

Total current assets	49,740	49,907
Property and equipment, net	2,051	1,972
Other assets
Deferred income taxes	989	638
Other	—	149
Intangible assets, net	1,305	1,063

Total assets	$54,085	$53,729

Liabilities and Stockholders’ Deficit
Current liabilities:
Long-term debt due within one year	$4,584	$3,540
Accounts payable	5,328	4,901
Accrued liabilities	6,760	5,514
Accrued interest	294	312
Income taxes payable	1,442	1,119
Billings in excess of costs and estimated earnings on incomplete contracts	3,000	2,216
Deferred revenue	3,200	758
Contract loss reserve	639	277
Warranty cost reserve—current	283	483

Total current liabilities	25,530	19,120
Long-term debt	24,469	27,845
Other noncurrent liabilities	562	438

Total liabilities	50,561	47,403

Commitments and contingencies
Preferred stock, 3,500 shares authorized; 3,203 shares issued and outstanding; liquidation value of $10,506 and $11,597 per share	32,028	32,028

	March 31,
	2005	2006
	(in thousands, except shares authorized, issued, and outstanding and per share value)
Stockholders’ deficit:
Class A common stock, $.000006 par value; 100 million shares authorized; 75,945,337 and 76,056,402 shares issued and outstanding	—	—
Additional paid-in capital	127,980	128,049
Accumulated deficit	(157,593)	(154,395)
Accumulated other comprehensive income	1,109	644

Total stockholders’ deficit	(28,504)	(25,702)

Total liabilities and stockholders’ deficit	$54,085	$53,729